Exhibit 99.1

Investor Update	Issue Date: December 27, 2012

This investor update provides certain forward-looking information about United Continental Holdings, Inc. (the “Company” or “UAL”) for fourth quarter and full year 2012.

Capacity

The Company estimates its fourth quarter 2012 consolidated system available seat miles (“ASMs”) to decrease 4.2% as compared to the same period in the prior year. Weather, including Superstorm Sandy, impacted UAL’s operations during the fourth quarter, reducing year-over-year consolidated ASMs by approximately 1.5 percentage points. The Company estimates its fourth quarter 2012 consolidated domestic ASMs to decrease 4.1% and consolidated international ASMs to decrease 4.3% year-over-year. For full year 2012, the Company estimates its consolidated ASMs to decrease 1.5% year-over-year.

Revenue

The Company expects its fourth quarter 2012 consolidated passenger revenue per available seat mile (“PRASM”) to increase between 0.5% and 1.5% and full year PRASM to increase between 1.7% and 1.9% year-over-year.

The Company expects its fourth quarter 2012 cargo and other revenue to be between $1.10 billion and $1.15 billion and full year 2012 cargo and other revenue to be between $4.50 billion and $4.55 billion.

Non-Fuel Expense

The Company expects its fourth quarter consolidated cost per ASM (“CASM”), excluding profit sharing, third-party business expense, fuel and special charges, to increase 5.6% to 6.6% year-over-year.

The Company’s fourth quarter consolidated CASM, excluding profit sharing, third-party business expense, fuel and special charges, was negatively impacted by approximately 1.5 percentage points due to weather-related capacity reductions, including the impact of Superstorm Sandy. Additionally, due to recent progress in negotiations for a joint collective bargaining agreement with the International Association of Machinists and Aerospace Workers, the Company made additional accruals not included in previous fourth quarter consolidated CASM guidance.

For the full year, the Company expects consolidated CASM, excluding profit sharing, third-party business expense, fuel and special charges, to increase 3.2% to 3.6% year-over-year.

The Company expects to record approximately $120 million of third-party business expense in the fourth quarter and $300 million for the full year. Corresponding third-party business revenue associated with third-party business activities is recorded in other revenue. Fourth-quarter and full-year third-party business expense guidance is higher than October 2012 guidance due to a new contract to sell aircraft fuel from the Company to a third party. The new agreement is earnings-neutral but results in revenue and expense, specifically cost of sale, which is unrelated to the operation of the airline.

Fuel Expense

The Company estimates its consolidated fuel price, including the impact of cash settled hedges, to be $3.28 per gallon for the fourth quarter and $3.27 for the full year based on the forward curve as of December 19, 2012.

Non-Operating Expense

The Company estimates fourth quarter non-operating expense to be between $165 million and $175 million. For the full year, the Company expects non-operating expense to be between $760 and $770 million. Non-operating expense includes interest expense, capitalized interest, interest income, mark-to-market impact of derivatives not designated for hedge accounting and other non-operating income/expense.

Profit Sharing and Share-Based Compensation

The Company pays 15% of total GAAP pre-tax earnings, excluding special items and share-based compensation program expense, as profit sharing to employees when pre-tax profit, excluding special items, profit sharing expense and share-based compensation program expense, exceeds $10 million. Share-based compensation expense for the purposes of the profit sharing calculation is estimated to be $10 million in the fourth quarter and $47 million for the full year 2012.

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Capital Expenditures and Scheduled Debt and Capital Lease Payments

In the fourth quarter, the Company expects approximately $1.05 billion of gross capital expenditures and approximately $785 million of net capital expenditures, excluding net purchase deposit refunds of $150 million. For the full year, excluding $103 million of net purchase deposits paid, the Company expects approximately $2.35 billion of gross capital expenditures and $1.70 billion of net capital expenditures. Fourth quarter and full year net capital expenditures are higher than October 2012 guidance due to the timing of financing proceeds.

Scheduled debt and capital lease payments amount to $0.3 billion for the fourth quarter and $1.3 billion for the full year 2012. Including all debt pre-payments, the Company expects debt and capital lease payments of $1.5 billion in 2012. During the fourth quarter, the Company elected to redeem the $400 million outstanding of 9.875% Senior Secured Notes Due 2013 and the $200 million outstanding of 12.000% Senior Second Lien Notes Due 2013, each issued by United Air Lines, Inc. The notes will be redeemed on February 1, 2013 at a price equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest.

Liquidity Position

The Company expects to end 2012 with approximately $6.9 billion in unrestricted liquidity comprised of approximately $6.4 billion of unrestricted cash, cash equivalents and short-term investments and $500 million in undrawn commitments under its revolving credit facility.

Taxes

The Company currently expects to record minimal cash income taxes in 2012.

Advance Booked Seat Factor (Percentage of Available Seats that are Sold)

Compared to the same period last year, for the next six weeks, mainline domestic advance booked seat factor is up 6.4 points, mainline international advance booked seat factor is up 4.1 points, mainline Atlantic advance booked seat factor is up 3.0 points, mainline Pacific advance booked seat factor is up 2.8 points and mainline Latin America advance booked seat factor is up 5.6 points. Regional advance booked seat factor is up 6.6 points.

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Company Outlook

Fourth Quarter and Full Year 2012 Operational Outlook

	Estimated 4Q 2012	Year-Over-Year % Change Higher/(Lower)	Estimated FY 2012	Year-Over-Year % Change Higher/(Lower)
Capacity (Million ASMs)
Mainline Capacity
Domestic	25,811	(4.6)%	109,071	(2.4)%
Atlantic	10,538	(7.3)%	47,423	(3.6)%
Pacific	9,402	(1.7)%	39,231	2.7%
Latin America	4,604	(1.3)%	20,583	1.4%
Total Mainline Capacity	50,354	(4.3)%	216,308	(1.4)%
Regional[1]	7,806	(3.4)%	32,549	(1.6)%
Consolidated Capacity
Domestic	33,322	(4.1)%	140,069	(2.2)%
International	24,838	(4.3)%	108,788	(0.5)%
Total Consolidated Capacity	58,160	(4.2)%	248,857	(1.5)%
Traffic (Million RPMs)
Mainline Traffic
Domestic	21,619- 21,847	(5.1)% -(4.1)%	92,486 -92,724	(2.7)%- (2.5)%
Atlantic	8,209 -8,298	(7.8)% -(6.8)%	37,757 -37,855	(3.9)% -(3.6)%
Pacific	7,769 -7,847	(0.1)% -0.9%	32,321 -32,399	3.1% -3.3%
Latin America	3,707 -3,744	0.8% -1.8%	16,589 -16,629	3.3% -3.5%
Total Mainline System Traffic	41,304-41,736	(4.2)%-(3.2)%	179,153-179,607	(1.4)%- (1.2)%
Regional System Traffic[1]	6,286 -6,349	(0.8)%-0.2%	26,043 -26,108	1.1% -1.3%
Consolidated System Traffic
Domestic System	27,683-27,972	(4.0)% -(3.0)%	117,378-117,678	(1.9)% -(1.7)%
International System	19,907-20,113	(3.5)% -(2.5)%	87,818 -88,037	0.0% -0.2%
Total Consolidated System Traffic	47,590-48,085	(3.8)%-(2.8)%	205,196- 205,715	(1.1)%-(0.9)%

Load Factor
Mainline Load Factor
Domestic	83.8%-84.6%	(0.4) pts .-0.4 pts.	84.8% -85.0%	(0.3) pts. - (0.1) pts.
Atlantic	77.9%-78.7%	(0.5) pts.- 0.3 pts.	79.6% -79.8%	(0.2) pts. -0.0 pts.
Pacific	82.6%-83.5%	1.3 pts. -2.1 pts.	82.4% -82.6%	0.3 pts. -0.5 pts.
Latin America	80.5%-81.3%	1.7 pts. -2.5 pts.	80.6% -80.8%	1.5 pts. -1.7 pts.
Total Mainline Load Factor	82.0%-82.9%	0.1 pts. -0.9 pts.	82.8% -83.0%	0.0 pts. -0.2 pts.
Regional Load Factor[1]	80.5%-81.3%	2.0 pts.-2.8 pts.	80.0% -80.2%	2.1 pts. -2.3 pts.
Consolidated Load Factor
Domestic	83.1%-83.9%	0.1 pts. -0.9 pts.	83.8% -84.0%	0.3 pts. -0.5 pts.
International	80.1%-81.0%	0.7 pts. -1.5 pts.	80.7% -80.9%	0.3 pts. -0.5 pts.
Total Consolidated Load Factor	81.8%-82.7%	0.3 pts. -1.2 pts.	82.5%- 82.7%	0.3 pts. -0.5 pts.

1.	Regional results reflect flights operated under capacity purchase agreements and flights operated as part of our joint venture with Aer Lingus.

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Company Outlook

Fourth Quarter and Full Year 2012 Financial Outlook

	Estimated 4Q 2012	Year-Over-Year % Change Higher/(Lower)	Estimated FY 2012	Year-Over-Year % Change Higher/(Lower)
Revenue (¢/ASM, except Cargo and Other Revenue)
Mainline Passenger Unit Revenue	11.71 - 11.83	(0.5%) - 0.5%	11.93 - 11.96	0.7% - 1.0%
Consolidated Passenger Unit Revenue	12.93 - 13.06	0.5% -1.5%	13.09 - 13.12	1.7% - 1.9%
Cargo and Other Revenue ($B)	$1.10 - $1.15		$4.50 - $4.55

Operating Expense[1] (¢/ASM)
Mainline Unit Cost Excluding Profit Sharing & Third-Party Business Expense	13.91 - 13.99	5.0% - 5.6%	13.28 - 13.30	5.0% - 5.1%
Consolidated Unit Cost Excluding Profit Sharing & Third-Party Business Expense	14.80 - 14.89	5.1% - 5.8%	14.20 - 14.23	4.9% - 5.1%

Non-Fuel Expense[1] (¢/ASM)
Mainline Unit Cost Excluding Profit Sharing, Fuel & Third-Party Business Expense	8.93 - 9.01	5.4% - 6.4%	8.33 - 8.35	2.6% - 2.8%
Consolidated Unit Cost Excluding Profit Sharing, Fuel & Third-Party Business Expense	9.47 - 9.56	5.6% - 6.6%	8.92 - 8.95	3.2% - 3.6%

Third-Party Business Expense ($M)	$120		$300

Select Expense Measures ($M)
Aircraft Rent	$245		$990
Depreciation and Amortization	$390		$1,530

Fuel Expense
Mainline Fuel Consumption (Million Gallons)	765		3,275
Consolidated Fuel Consumption (Million Gallons)	945		4,015
Consolidated Fuel Price Excluding Hedges	$3.25 / Gallon		$3.24 /Gallon
Consolidated Fuel Price Including Cash Settled Hedges	$3.28 / Gallon		$3.27 / Gallon

Non-Operating Expense ($M)	$165 - $175		$760 - $770

Income Taxes
Income Tax Rate	0%		0%

Capital Expenditures ($M)
Gross Capital Expenditures ex Purchase Deposits	$1,050		$2,350
Net Capital Expenditures ex Purchase Deposits	$785		$1,700
Net Purchase Deposits Paid / (Refunded)	$(150)		$103

Debt and Capital Lease Obligations ($B)
Scheduled Debt & Capital Lease Obligations	$0.3		$1.3

1.	Excludes special charges.

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Company Outlook

Fuel Hedge Positions by Quarter

As of December 19, 2012, the Company had hedged approximately 38% of its expected first half 2013 consolidated fuel consumption; further details are as follows:

				4Q 2012			1Q 2013				2Q 2013
				% of Expected Consumption	Weighted Average Strike Price		% of Expected Consumption	Weighted Average Strike Price			% of Expected Consumption	Weighted Average Strike Price
Brent Crude 3-Way[1]	($	/bbl	)	—			—				3%	90	113	128
Heating Oil 3-Way[1]	($	/gal	)	—			11%	2.60	2.92	3.25	21%	2.62	2.99	3.29
Aircraft Fuel 3-Way[1]	($	/gal	)	—			4%	2.64	3.00	3.26	5%	2.65	3.02	3.28
Brent Crude Collar	($	/bbl	)	14%	81	116	21%	90	134		3%	87	132
Heating Oil Collar	($	/gal	)	20%	2.80	3.56	5%	2.67	3.02		2%	2.50	2.90
Diesel Fuel Collar	($	/gal	)	9%	2.45	3.28	2%	2.75	3.76		—

Total				43%				43%			34%

1.	Weighted average strike prices for 3-way hedge positions from left to right represent floor, cap and cap limit.

Share Count

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual earnings per share calculation will likely be different from those set forth below.

	4Q 2012 (Estimated)
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income	(in millions)	(in millions)	(in $ millions)
Less than or equal to $0	331	331	$—
$1 million - $36 million	331	332	—
$37 million - $62 million	331	372	4
$63 million - $111 million	331	384	7
$112 million - $299 million	331	389	8
$300 million or greater	331	393	11

	Full Year 2012 (Estimated)
Net Income	Basic Share Count (in millions)	Diluted Share Count (in millions)	Interest Add-back (in $ millions)
Less than or equal to $0	331	331	$—
$1 million - $145 million	331	332	—
$146 million - $248 million	331	372	17
$249 million - $447 million	331	384	26
$448 million - $1,248 million	331	389	32
$1,249 million or greater	331	393	46

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Non-GAAP to GAAP Reconciliations

Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that excluding fuel costs and certain other charges from some measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence, and the effects of certain other charges that would otherwise make analysis of the Company’s operating performance more difficult.

	Estimated 4Q 2012		Estimated FY 2012
	Low	High	Low	High
Mainline Unit Cost (¢/ASM)
Mainline CASM Excluding Profit Sharing	14.15	14.23	13.42	13.44
Special Charges (a)	—	—	—	—

Mainline CASM Excluding Profit Sharing & Special Charges (b)	14.15	14.23	13.42	13.44
Less: Third-Party Business Expense	0.24	0.24	0.14	0.14

Mainline CASM Excluding Profit Sharing, Third-Party Business Expense & Special Charges (b)	13.91	13.99	13.28	13.30
Less: Fuel Expense (c)	4.98	4.98	4.95	4.95

Mainline CASM Excluding Profit Sharing, Third-Party Business Expense, Fuel & Special Charges (b)	8.93	9.01	8.33	8.35

	Low	High	Low	High
Consolidated Unit Cost (¢/ASM)
Consolidated CASM Excluding Profit Sharing	15.01	15.10	14.32	14.35
Special Charges (a)	—	—	—	—

Consolidated CASM Excluding Profit Sharing & Special Charges (b)	15.01	15.10	14.32	14.35
Less: Third-Party Business Expense	0.21	0.21	0.12	0.12

Consolidated CASM Excluding Profit Sharing, Third-Party Business Expense & Special Charges (b)	14.80	14.89	14.20	14.23
Less: Fuel Expense (c)	5.33	5.33	5.28	5.28

Consolidated CASM Excluding Profit Sharing, Third-Party Business Expense, Fuel & Special Charges (b)	9.47	9.56	8.92	8.95

(a)	Operating expense per ASM – CASM excludes special charges, the impact of certain primarily non-cash impairment, severance and other similar accounting charges. While the Company anticipates that it will record such special charges throughout the year and may record profit sharing, at this time the Company is unable to provide an estimate of these charges with reasonable certainty.
(b)	These financial measures provide management and investors the ability to measure and monitor the Company’s performance on a consistent basis.
(c)	Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the Company’s control.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements included in this investor update are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this investor update are based upon information available to us on the date of this investor update. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors of our Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC. Consequently, forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized.

For further questions, contact Investor Relations at (312) 997-8610 or investorrelations@united.com